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                                                                      EXHIBIT 99

GreyStone Leases Rights to Network Data Mining, Acquisition and Distribution Software; Change of Control and Management Will Result

SAN DIEGO, July 27 /PRNewswire/ -- GreyStone Digital Technology, Inc. (OTC Bulletin Board: GSTN - news) announced today that it has entered into a long term lease agreement with Kiboga Systems, Inc., a privately held Dallas, Texas corporation in the business of development and sale of technology products with applications to law enforcement, defense and intelligence. Under the agreement, GreyStone will lease rights to 80% of the revenue generated by those applications of Kiboga's network data mining, acquisition and distribution software in return for a payment by GreyStone of 20,000,000 shares of common stock and $700,000 in cash. The agreement provides that GreyStone will issue an additional 1,000,000 to 15,000,000 common shares if the earnings contributed to GreyStone from the Kiboga software are between $8,572,727 and $29,572,727 over the next 24 months. If revenues are less than $6,000,000 through the next 12 months then Kiboga will return 5,000,000 shares to GreyStone. The agreement anticipates changes in management and directors of the company, which will be announced at a later date.

Based in San Diego, California, GreyStone Digital Technology's goal is to position itself as a leading provider of applications of advanced digital technology that customers use to help people solve problems, communicate, and improve their businesses, products, and services. The company is experienced in providing powerful real-time, interactive and networked 3-D digital immersion software and systems for defense customers and has applied this experience in the development of products for entertainment markets. GreyStone's products and services address a demand from military, law enforcement, and commercial markets for better ways to access and use digital information.

More information is available on the company's website at http://www.gstone.com. This news release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding management's intentions, plans, hopes, beliefs, expectations or projections of the future. These forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products and services; additional financing requirements; the impact of competitive products or pricing; technological changes; the effect of economic conditions; the ability to successfully commercialize the company's entertainment products; the company's dependence on key engineering, technical, and other skilled personnel and other risks and uncertainties detailed from time to time in the company's reports filed with the Securities and Exchange Commission. One or more of these factors could affect the company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this news release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the company, or any other person, that the objectives and plans of the company will be achieved. All forward-looking statements made in this news release are based on information presently available to management, and the company.



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SOURCE: GreyStone Digital Technology, Inc.

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Company Contact:
GreyStone Digital Technology, Inc.
Richard A. Smith
858-874-7000
info@gstone.com

Media Contact:
CDF Communications
Jamie Driscoll
888-414-0818
jamie@cdfcom.com